                Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Olin Corporation:

We consent to incorporation by reference in the Registration Statements No. 333-156082 on Form S-3, No. 333-138238 on Form S-4, and Nos. 33-00159, 33-52681, 33-40346, 33-41202, 333-05097, 333-17629, 333-18619, 333-39305, 333-39303, 333-31098, 333-31096, 333-35818, 333-54308, 333-56690, 333-72244, 333-97759, 333-98193, 333-88990, 333-110135, 333-110136, 333-124483, 333-127112, 333-133731, 333-148918, and 333-153183 on Form S-8 of Olin Corporation of our report dated February 24, 2009 with respect to the consolidated balance sheets of Olin Corporation and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, which report appears in the December 31, 2008 annual report on Form 10-K of Olin Corporation.

Our report with respect to the consolidated financial statements refers to Olin Corporation’s adoption of the provisions of Financial Accounting Standards Board’s Interpretation No. 48, Accounting for Uncertainty in Income Taxes, in 2007, the provisions of Statement of Financial Accounting Standards (SFAS) No. 123 (Revised 2004), Share-Based Payment, in 2006, and the provisions of SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, in 2006.

/s/ KPMG LLP

St. Louis, Missouri
February 24, 2009